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                                                        EXHIBIT 10(i)



                              EMPLOYMENT AGREEMENT
                              --------------------
         THIS EMPLOYMENT AGREEMENT is entered into as of the 21st day of February, 1994, between CONSOLIDATED STORES CORPORATION, a Delaware corporation ("CSC"), and its wholly owned subsidiary, CONSOLIDATED STORES CORPORATION, an Ohio corporation ("Consolidated") (CSC and Consolidated are hereinafter jointly referred to as "Employer"), and BRADY J. CHURCHES ("Employee").



                              W I T N E S S E T H:



         WHEREAS, CSC, Consolidated and Employee desire to enter into this Employment Agreement to insure to Employer and Employer's direct and indirect subsidiaries the services of Employee and to set forth the rights and duties of the parties thereto; and

         WHEREAS, Employee has been elected as a director of each of CSC and Consolidated effective August 17, 1993; and

         WHEREAS, the Board of Directors of CSC and Consolidated have, effective August 17, 1993 elected Employee as the President of each of CSC and Consolidated.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

         1.      EMPLOYMENT: DUTIES.
                 -------------------
                 (a) EMPLOYMENT. Employer currently employs Employee, effective August 17, 1993, and appoints him as President of each of CSC and Consolidated, with such duties as may from time to time be prescribed by the Chief Executive Officer of CSC and Consolidated, and, as of August 17, 1993, elects him as a member of the Board of Directors of each of CSC






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and Consolidated, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

        (b) DUTIES. During the term of this Employment Agreement, Employee shall, effective as of August 17, 1993, devote his entire business time and attention to his employment and perform diligently such duties as are customarily performed by the President and a member of the Board of Directors of a company the size and structure of CSC and its subsidiaries, together with, as of the date hereof, such other duties as may be reasonably requested from time to time by the Board of Directors of CSC or Consolidated, which duties shall be consistent with his position as set forth above and in Paragraph 2 of this Employment Agreement. Employee shall cooperate and work with all committees formed by the Board of Directors of CSC or Consolidated including, but not limited to, Nominating Committee, the Compensation Committee, and the Audit Committee. As President, Employee shall have the authority to implement the policies and decisions of the Board of Directors and Chief Executive Officer and to assist Chief Executive Officer in directing Employer's business strategy, development and operations. So long as Employee shall serve as President, Employee shall report only to the Chief Executive Officer of each of CSC and Consolidated and shall not be subject to the authority, direction or discretion of any other officer, whether in a position now existing or hereafter created or appointed.

         Any material adverse modification or diminution of Employee's duties or diminution in Employee's authority, title or office shall be considered to be a Change in Control of Employer and shall entitle Employee, in addition to any other rights he may have, to the rights and remedies provided in Paragraph 7(d) hereof; provided, however, that Employee shall notify






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Employer of any such alleged modification or diminution, specifying the same, and Employer shall have a period of fifteen (15) days after such notice to cure such alleged modification or diminution before Employee shall be entitled to exercise any such rights and remedies. The right of Employer to cure any such modification or diminution in Employee's authority, title or office set forth in the immediately preceding sentence shall be applicable only in the event that a "Change in Control" shall have occurred solely by reason of such modification or diminution of duties or authority and shall not be applicable following the occurrence of any Change in Control as defined in Paragraph 7(f) below.

        (c) FULL TIME AND ATTENTION. Except as expressly permitted herein, Employee shall not, without the prior written consent of Employer, directly or indirectly during the term of this Employment Agreement, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. So long as it does not interfere with his full time employment hereunder, Employee may (i) attend to outside investments and serve as a director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations and (ii) serve as a director of not more than two (2) public corporations that are not engaged in the Company Business (as defined in Paragraph 9(a) hereof).

        (d) BUSINESS DECISIONS. Employee shall have no liability to Employer for any act or omission undertaken during the term of this Employment Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Employment Agreement.










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         2.      TERM AND POSITIONS.
                 -------------------
                 (a) TERM. Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall begin on August 17, 1993 and shall continue thereafter until Employee's employment is terminated as provided in Paragraph 7.

                 (b) POSITIONS. Employee shall, without any compensation in addition to that which is specifically provided in this Employment Agreement, serve as an officer of CSC and of Consolidated and in such substitute or further offices or positions with Employer or any subsidiary of Employer as shall from time to time be reasonably requested by the Board of Directors of CSC. Each office and position with Employer or any subsidiary of Employer in which Employee may serve or to which he may be appointed shall be consistent in title and duties with Employee's position as President of Employer. For service as a director or officer of CSC, Consolidated or any subsidiary of either of them, which service shall in each instance be deemed to be at the request of CSC and its Board of Directors, Employee shall be entitled to the protection of the applicable indemnification provisions of the charter and by-laws of CSC, Consolidated and any such subsidiary and Employer agrees to indemnify and hold harmless Employee from and against any claims, liabilities, damages or expenses incurred by Employee in or arising out of the status, capacities and activities as an officer or director of CSC, Consolidated and any subsidiary of either to the maximum extent permitted by law and in accordance with the terms of Exhibit A hereto. For purposes of this Employment Agreement, all references herein to subsidiaries of CSC and/or Consolidated shall be deemed to include references to subsidiaries now or hereafter existing.






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         3.      COMPENSATION.
                 ------------
                 (a) SALARY. For all services he may render to CSC and Consolidated (and any subsidiary of either of them) during the term of this Employment Agreement, Employer shall pay to Employee, commencing on August 17, 1993, a salary at the rate (the "Salary Rate") of Three Hundred Fifty Thousand Dollars ($350,000.00) per annum, subject to increase by the Board of Directors of CSC, payable in those installments customarily used in payment of salaries to Employer's executives (but in no event less frequently than monthly).

                 (b) BONUS. In addition to the salary compensation as above stated, Employer shall pay to Employee bonus compensation during the term of this Employment Agreement in amounts to be determined and paid as follows:

                          (i) For the period ending January 29, 1994, and all subsequent fiscal years of Employer, Paragraph 3(b)(ii) shall replace Employees's current bonus plan.

                          (ii) Retroactive to the fiscal year beginning January 31, 1993 ("fiscal year 1993") and for each subsequent fiscal year Employee completed during the term of this Employment Agreement Employee shall have the opportunity to earn seventy-five percent (75%) of an amount equal to the Salary Rate at the end of such fiscal year. The Compensation Committee of the Board of Directors shall determine the bonus plan for each fiscal year. The bonus plan for fiscal year 1993 is attached hereto as Exhibit B.






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                          (iii)   Any bonus paid for a fiscal year under
                                  Paragraph 3(b)(ii) shall be paid
                                  within forty-five (45) days after
                                  Employer's independent auditor has delivered its opinion with respect to the financial statements of Employer for such fiscal year (whether or not Employee is then in the employ of Employer). Employer shall use all reasonable efforts to cause such auditor to deliver such opinion within ninety (90) days after the close of such fiscal year.

                          (iv) For purposes of this Employment Agreement, the term "fiscal year" shall mean with respect to any year, the period commencing on the Sunday next following the Saturday closest to January 31 in a calendar year and ending in the next following calendar year on the Saturday closest to January 31.

         4. DISABILITY IN THE EVENT OF DEATH OR PERMANENT DISABILITY. In the event of a termination of employment as a consequence of Employee's death or "permanent disability" (as defined below) during the term of this Employment
Agreement:

                 (a) Employee or his estate, as the case may be, shall be entitled to receive a prorata portion of the bonus applicable to the fiscal year in which such death or permanent disability occurs, as such bonus is determined under Paragraph 3(b) of this Employment Agreement. Such prorata portion shall be determined by multiplying a fraction, the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or permanent disability, as the case may be, and the denominator of which shall be 365, by the amount of bonus that would have been payable, if any, pursuant to such Paragraph 3(b),






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if Employee had remained employed under this Employment Agreement for the entire applicable fiscal year. The bonus shall be paid when and as provided in Paragraph 3(b)(iii) of this Employment Agreement.

                 (b) Except as otherwise provided in Paragraphs 5, 6 and 8 of this Employment Agreement, Employee shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or permanent disability, as the case may be.

                 (c) For the purposes of this Employment Agreement, Employee's "permanent disability" shall be deemed to have occurred after ninety (90) days in the aggregate during any consecutive twelve (12) month period, or after sixty (60) consecutive days, during which ninety (90) or sixty (60) days, as the case may be, Employee, by reason of his physical or mental disability or illness, shall have been unable to discharge any material portion of his duties under this Employment Agreement. The date of permanent disability shall be the 90th or 60th day, as the case may be. In the event Employee, after receipt of notice from Employer, shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by the Chief of Medicine of any major accredited hospital in the metropolitan Columbus, Ohio area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by Employer.






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         5.      STOCK OPTIONS.  CSC and Employee have, on the date of
Employee's employment hereunder, executed a Non-Qualified Stock Option Agreement in the form attached hereto as Exhibit C.

         6.      LIFE INSURANCE AND OTHER BENEFITS.
                 ---------------------------------
                 (a) AUTOMOBILE. During the term of this Employment Agreement, Employer shall provide Employee with a current model automobile purchased or leased by Employer, in accordance with applicable policies of Employer. Employer shall pay all maintenance and repair expenses with respect to the automobile, procure and maintain in force at Employer's expense collision, comprehensive, and liability insurance coverage with respect to the automobile, and pay operating expenses with respect to the automobile to the extent such operating expenses are incurred in the conduct of Employer's business.

                 (b) VACATION AND SICK LEAVE. Employee shall be entitled to such periods of vacation and sick leave allowance each year which shall not be less than as provided under Employer's Vacation and Sick Leave Policy for executive officers.

                 (c) GROUP PLANS, ETC. Employee shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, or other employee benefit plan (other than bonus compensation or performance plans to the extent that such plans, in the case of Employee, are in lieu of the bonus plan set forth in Paragraph 3(b) above) that is generally available to senior executive officers, as distinguished from general management, of Employer. Employee's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan, except that (with the exception of Employer's pension plan) Employer will permit Employee's participation in






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each such plan immediately upon the commencement of his employment hereunder without any waiting period. To the extent not provided by the foregoing, Employee shall be entitled to 100% reimbursement of his medical and dental expenses incurred during the term of this Employment Agreement.

         7.      TERMINATION AND FURTHER COMPENSATION.
                 ------------------------------------
                 (a) The employment of Employee under this Employment Agreement and the term hereof may be terminated:

                          (i) by Employer or Employee at any time upon thirty (30) days notice to the other party of such termination, or

                          (ii) by Employer on death or permanent disability of Employee, or

                          (iii) By Employer for cause at any time. For purposes hereof, the term
                                  "cause" shall mean:

                                  (A)      Employee's conviction of fraud or a
                                           felony or any crime involving
                                           moral turpitude or Employee's
                                           commission of acts of embezzlement
                                           or theft in connection with his
                                           duties or in the course of his
                                           employment with CSC or Consolidated;

                                  (B)      Employee's willful breach of any
                                           material provision of this Employment
                                           Agreement which failure has
                                           not been cured in all substantial
                                           respects within ten (10) days after
                                           Employer gives notice thereof
                                           to Employee; or






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                 (C)      Employee's willful, wrongful engagement in any
                          Competitive Activity (as that term is hereinafter defined).

         Any termination of Employee for "cause" shall not be effective until all the following shall have taken place:

         (i) The Secretary of CSC pursuant to resolution of the Board of Directors of CSC, shall have given written notice to Employee that, in the opinion of the Board of Directors, Employee may be terminated for cause, specifying the details;

         (ii)    Employee shall have been given a reasonable opportunity to appear before the Board of Directors prior to the determination of the Board evidenced by such resolution;

         (iii) With respect to any matters other than Employee's conviction of fraud or a felony or a crime involving moral turpitude, Employee shall neither have ceased to engage in the activity giving rise to the proposed determination for cause within thirty (30) days after his receipt of such notice nor diligently taken all reasonable steps to that end during such thirty (30) day period and thereafter;

         (iv)    After complying with the procedures set forth in subparagraphs
                 (i) through (iii) above, Employee shall have been delivered a certified copy of a resolution of the Board of Directors of CSC adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board of Directors finding that Employee was guilty of the conduct giving rise to the termination for cause.

         Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement, at law, in equity or






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otherwise.  On any termination of this Employment Agreement, Employee shall be deemed to have resigned from all offices and directorships held by Employee in Employer and any subsidiaries of Employer.

         The term "Competitive Activity" shall mean Employee's participation, without the written consent of the Board of Directors of CSC, in the management of any business enterprise if such enterprise engages in substantial and direct competition with CSC, Consolidated or any of their respective subsidiaries and such enterprise's sales of any product or service competitive with any product or service of CSC, Consolidated or any of their respective subsidiaries amounted to more than ten percent (10%) of such enterprise's net sales for its most recently completed fiscal year and if the consolidated net sales of CSC of such products or services amounted to more than ten percent (10%) of the consolidated net sales of CSC for its most recently completed fiscal year. "Competitive Activity" shall not include (i) the mere ownership of securities in any publicly traded enterprise and the exercise of rights appurtenant thereto or (ii) participation in management of any publicly traded enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

                 (b) In the event of termination for any of the reasons set forth in subparagraph (a)(iii) of this Paragraph 7, except as otherwise provided in Paragraph 8 of this Employment Agreement, Employee shall be entitled to no further compensation or other benefits under this Employment Agreement (other than as provided by law), except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination, and Employee shall not be entitled to receive any bonus determined






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under Paragraph 3 of this Employment Agreement or otherwise, except for and in respect of completed fiscal years for which Employee has not then been paid.

                 (c) In the event of the termination of Employee's employment by Employer pursuant to subparagraph (a)(i) above, Employee shall be entitled to severance compensation as follows: (x) the continuation of his compensation for a period of 730 days, including bonus compensation (as provided below), (y) the stock options listed on the attached Exhibit C - Non-Qualified Stock Option Agreement shall become exercisable for an additional prorated number of shares (rounded to the nearest share) equal to the product of the number of shares that would vest during the calendar year in which Employee's employment is terminated and a fraction, the numerator of which is the number of days between August 17, 1993 (or the most recent anniversary of said date, as the case may be) and the date of such event and the denominator of which is 365, and (z) all other benefits and perquisites to which he is entitled hereunder for a period of 730 days following the date of such termination of employment, except that (i) the benefits and perquisites referred to in clause (z) shall be sooner reduced and/or terminated
(other than as provided by law) when and to the extent that the Employee is entitled to receive the same from another employer during such period (but no obligation of Employee to attempt to mitigate damages under this subparagraph (c) shall be implied) and (ii) any bonus compensation to be paid to Employee in respect of such period shall be limited solely to the prorata portion thereof earned in the fiscal year of Employer (determined in the manner provided in Paragraph 3) in which such termination occurs, except for and in respect of completed fiscal years for which Employee has not then been paid.






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                 (d)      In the event of the termination of Employee's
employment by Employee pursuant to subparagraph (a)(i) above, Employer may, in its sole discretion, elect to make Salary Payments to Employee pursuant to paragraph 9(a)(B) below, however Employer shall have no obligation to pay any compensation or benefits of any kind other than those described in this subparagraph (d) to Employee other than salary that has accrued but not been paid up to and including the date of termination, and any bonus accrued but not paid for fiscal years that have been completed as of the date of termination. The foregoing provisions of this subparagraph (d) notwithstanding, and without limiting the generality of the preceding provisions, Employee shall be entitled to continued medical benefits coverage under the Employers medical plan during any month for which Employer elects to make Salary Payments pursuant to paragraph 9(a)(B) below.

                 (e) If there occurs any event that results in a Change in Control (as defined in subparagraph (f) below) of Employer, and at any time within one (1) year after such event, Employee gives notice to Employer (or its successor) of termination of his employment under this Employment Agreement or the employment of Employee is terminated by Employer (or its successor) for any reason whatsoever, then any such termination shall be deemed for purposes hereof to be a termination without cause by Employer pursuant to subparagraph (a)(i) above and shall be governed by the provisions of subparagraph (c) above, except that all of the shares covered by the Exhibit C - Non-Qualified Stock Option Agreement shall be exercisable upon such Change in Control and thereafter for the term of such Stock Option or on the latest earlier

                     [Balance of Page Intentionally Blank]






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date as may be necessary to permit Employee, as the holder of the shares to be acquired upon exercise of such Stock Option, to participate in such event.

                 (f) As used herein, "Change in Control" means any of the following events: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), twenty percent (20%) or more of the outstanding equity securities of CSC entitled to vote for the election of directors; (ii) a majority of the Board of Directors of CSC is replaced within any period of two (2) years or less by directors not nominated and approved by a majority of the directors of CSC in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors of CSC at any date consists of persons not so nominated and approved; or (iii) the stockholders of CSC approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of Employer's assets (including without limitation, a plan of liquidation). The effective date of any such Change in Control shall be the date upon which the last event occurs or last action is taken such that the definition of such Change in Control (as set forth above) has been met.

                 (g) If there is a Change in Control of Employer and Employee's employment is terminated within one (1) year thereafter, then to the extent that all or any portion of payments to Employee together with any sums received by him upon or in connection with such Change in Control may constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, that are subject to excise tax, then Employee shall receive from Employer, and Employer shall pay, such amount as shall be necessary to place






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Employee in the same after tax position as Employee would have been in had no such tax or assessment been imposed. The determination of the amount of any such tax or assessment and of the payment required hereby shall be made by the independent accounting firm then employed by Employer within thirty (30) calendar days after such termination of employment, and such payment shall be made within five (5) calendar days after such determination has been made.

                 (h) If, after the date upon which the payment required by subparagraph (g) above has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise or other similar taxes or assessments payable by Employee is greater than the amount initially so determined, then
Employer shall pay Employee an amount equal to the sum of (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse Employee for any income, excise or other tax or assessment payable by Employee with respect to the amounts specified in (i) and
(ii) above, and the reimbursement provided by this clause
(iii). Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.

         8. EXPENSES. Employer shall reimburse Employee or provide him with an expense allowance during the term of this Employment
Agreement for travel, entertainment and other expenses reasonably incurred by Employee in the promotion of Employer's business. Employee shall furnish such documentation with respect to reimbursement to be paid under this Paragraph 8 as Employer shall reasonably request.






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        9.       COVENANTS OF EMPLOYEE.
                 ----------------------
                 (a) COVENANT AGAINST COMPETITION. Employee acknowledges that (i) the principal business of Employer is the operation of its Retail Division's " Odd Lots", "Big Lots" and "All For One" discount general merchandise consumer goods retail outlets, and other retail or wholesale enterprises, as Employer may from time to time adopt, the inventories of which are acquired primarily through special purchase situations such as overstocks, closeouts, liquidations, bankruptcies, wholesale distribution of overstock, distress, liquidation and other volume inventories (the "Company Business", which term shall not include the business of any general merchandise retail enterprise that from time to time may acquire inventory through such special purchase situations but that does not primarily acquire its inventories in such manner, or any wholesale or specialty retail business); (ii) Employer is one of the limited number of persons who has developed such business; (iii) the Company Business is, in part, national in scope; (iv) Employee's work for Employer will give him access to the confidential affairs of Employer; and (v) the agreements and covenants of Employee contained in this Paragraph 9 are essential to the business and goodwill of Employer. Accordingly, Employee covenants and agrees that:


        (A) During the term of Employee's employment with Employer and for a period of two (2) years (the "Restricted Period") following the termination of such employment by Employer for "cause" (as such term is defined in Paragraph 7(a)(iii) above), Employee shall not in any location where Employer's retail stores are located throughout the United States of America and any foreign jurisdictions, directly or indirectly, (1)






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         engage in the Company Business for Employee's own account (other than pursuant to this Employment Agreement), (2) render any services to any person engaged in such activities (other than Employer), or (3) engage in any Competitive Activity (as defined above), provided, however, that in the event of a Change in Control the Restricted Period shall be for a period of six (6) months.

         (B) In the event that Employee terminates his employment with Employer, the Restrictive Period, and all restrictive covenants described in this Section 9, shall apply and be in force for a period not to exceed two (2) years from the date of termination, if the Employer continues to pay Employee his salary pursuant to Paragraph 3(a), in at least monthly installments and net of all tax and other withholding obligations of Employer, at the level of salary paid to employee immediately prior to the effective date of Employee's termination ("Salary Payments"). Salary Payments shall be based upon salary only, and shall not include or be based upon any other form of compensation or benefit; provided however that Employee shall receive the nonsalary benefits provided under Section 7(d) during the period when Salary Payments are made. Within thirty (30) days after the effective date of Employee's termination of his employment, Employer shall notify Employee in writing as to whether or not Employer will make Salary Payments. The Restrictive Period shall continue uninterrupted for the first thirty (30) days following the effective date of Employee's termination. [Balance of Line Intentionally Blank]






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         If Employer elects not to make Salary Payments the provisions of
         Section 9 shall not apply to Employee after the first thirty (30) day restrictive period. If Employer elects to make Salary Payments, payment shall be made retroactively for the first thirty (30) days following the effective date of Employee's termination, unless such payment has already been made. Then Salary Payments must continue for the entire two (2) year period in which the restrictive covenants of
         Section 9 shall apply to Employee. In the event that Employer accidentally or erroneously makes Salary Payments to Employee, Employee must immediately return or reimburse such Salary Payments to Employer. It is the express understanding of Employer and Employee that the provisions of this subparagraph (B) shall apply only in the event of a termination of Employee's employment by Employee.

         (C) During the Restricted Period, Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company Business hereafter learned by Employee, and shall not disclose them to anyone except with Employer's express written consent and except for information which (i) is at the time of receipt or thereafter becomes publicly known

                    [Balance of Page Intentionally Blank]






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       through no wrongful act of Employee, or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Employment Agreement.

       (D) So long as there has not occurred a Change in Control, Employee shall not, during the Restricted Period, without Employer's prior written consent, directly or indirectly, solicit or encourage to leave the employment of Employer or any of its subsidiaries, any employee of Employer or any of its subsidiaries.

       (E) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Employee or made available to Employee concerning the Company Business shall be Employer's property and shall be delivered to Employer at any time on request.

                 (b) RIGHTS AND REMEDIES UPON BREACH. If Employee breaches any of the provisions of Paragraph 9(a) (the "Restrictive
Covenants"), or a breach thereof is imminent, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

                          (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Employee of restraining orders and injunctions (preliminary, temporary or permanent)) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened
                             breach will cause irreparable      injury to
                             Employer and that money damage will not provide adequate remedy to Employer; and
                     (ii) The right and remedy to require Employee to account for and pay over to Employer all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants. Employer may set off any amounts finally determined to be due it under this Paragraph 9(b) against any amounts owed to Employee.

                (c) SEVERABILITY OF COVENANTS. Employee acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and
temporal scope, with respect to the activities restricted and   in all other
respects. It if it determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                (d) BLUE-PENCILLING. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        10. WITHHOLDING TAXES. All payments to Employee, including the bonus compensation under this Employment Agreement, shall be subject to withholding on account of federal, state, and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Employee on income realized by Employee shall reduce the amounts payable by Employer to Employee hereunder. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Employee.

         11.     NO CONFLICTING AGREEMENTS.   Employee represents and warrants
that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

         12. SEVERABLE PROVISIONS. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

         13. BINDING AGREEMENT. Each of Employer, CSC, and Consolidated shall require any successor (whether direct or indirect), by purchase, merger, consolidation, reorganization or otherwise, to all or substantially all of the business and/or assets of any of them expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that each of them would be required to perform if no such succession has taken place. This Agreement shall be binding upon and inure to the benefit of each of Employer, CSC, and Consolidated and any successor of any of them, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of any of them whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Employer" for purposes of this Agreement), but shall not otherwise be assignable or delegatable by Employer, CSC, or Consolidated.

        This Agreement shall inure to the benefit of and be enforceable by Employee and each of Employee's personal or legal representatives, executive, administrators, successor, heirs, distributees and/or legatees.

         14. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

         (i)    if to the Employer to:     Consolidated Stores Corporation
                                           300 Phillipi Road
                                           Columbus, Ohio 43228-1310
                                           Attention:   Albert J. Bell, Esq.,
                                                        Senior Vice President,
                                                        General Counsel and
                                                        Secretary

                with a copy to:            Consolidated Stores Corporation
                                           300 Phillipi Road
                                           Columbus, Ohio 43228-1310
                                           Attention:   William G. Kelley,
                                                        Chairman and
                                                        Chief Executive Officer

         (ii)    if to the Employee to:   Mr. Brady J. Churches
                                          1677 Taylor Corners Circle
                                          Blacklick, Ohio   43004

                 with a copy to:          James G. Ryan, Esq.
                                          Scwartz, kelm, Warren & Rubenstein
                                          The Huntington,Center
                                          41 South High Street
                                          Columbus, Ohio 43215-6188

Any such person may by notice given in accordance with this Paragraph to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

         15. WAIVER. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's rights to assert all other legal remedies available to it under the circumstances.

         16. MISCELLANEOUS. This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or
terminated orally.   No modification, termination or attempted waiver shall be
valid unless in writing and signed by the party against whom the same is sought to be enforced. If Employee is successful in any proceeding against Employer to collect amounts due Employee under this Employment Agreement, Employer shall reimburse Employee for his court costs and reasonable attorneys' fees in connection therewith. Employer hereby agrees to pay or reimburse Employee for the reasonable fees and expenses of Employee's counsel in connection with the negotiation, execution and delivery of this Employment Agreement and all related agreements and documents.

         17. GOVERNING LAW. This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

         18. CAPTIONS AND PARAGRAPHS HEADINGS. Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

         19. INTERPRETATION. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include eachother.

         20. AMENDMENTS. None of Employer, CSC, or Consolidated shall amend, terminate, or suspend this Agreement or any provision hereof without the prior written consent of Employee.

         21. LEGAL FEES AND EXPENSES. It is the intent of Employer that Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement in the event of a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if it should appear to Employee that Employer has failed to comply with any of its obligations under this Agreement, or in the event that Employer or any other person takes any action to declare this Agreement void and/or unenforceable, or institutes any litigation designed to deny, and/or to recover from, Employee the benefits intended to be provided to Employee hereunder, Employer hereby irrevocably authorizes Employee from time to time to retain counsel of his choice at the expense of Employer to represent Employee in connection with the initiation or defense of any litigation and/or other legal action, whether by or against Employer or any director, officer, stockholder, or other person affiliated with Employer in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Employer and such counsel, into an attorney-client relationship with such counsel, and in that connection Employer acknowledges that a confidential relationship shall exist between Employee and such counsel. Employer shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Employee as a result of Employer or any person contesting the validity and/or enforceability of this Agreement or any provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on this 21st day of February, 1994.

                                        CONSOLIDATED STORES CORPORATION,
                                        a Delaware corporation

                                              /S/ William G. Kelley
                                        By:_____________________________________
                                              William G. Kelley, Chairman
                                              and Chief Executive Officer

                                        CONSOLIDATED STORES CORPORATION,
                                        an Ohio corporation

                                              /S/ William G. Kelley
                                        By:_____________________________________
                                              William G. Kelley, Chairman
                                              and Chief Executive Officer

                                        EMPLOYEE:


                                              /S/ Brady J. Churches
                                        ________________________________________
                                              Brady J. Churches

                                  Exhibit A
                                  ---------

                          INDEMNIFICATION AGREEMENT


         THIS AGREEMENT is made this 17th day of August, 1993 between CONSOLIDATED STORES CORPORATION, a Delaware corporation ("Corporation"), and Brady J. Churches, a director or officer of Corporation ("Indemnitee").

                               WITNESSETH THAT:

         WHEREAS, Indemnitee is a director or officer (or both) of Corporation and in such capacity or capacities is performing a valuable service for Corporation; and

         WHEREAS, the By-Laws of Corporation provide for the indemnification of the officers, directors, agents and employees of Corporation to the maximum extent authorized by Section 145 of the General Corporation Law of the State of Delaware, as amended to date (the "State Statute"); and

         WHEREAS, the State Statute specifically provides that such indemnification permitted thereby is not exclusive, and the State Statute thereby contemplates that contracts may be entered into between Corporation and directors or officers thereof with respect to indemnification; and

         WHEREAS, in accordance with the authorization provided by the State Statute, Corporation has purchased and presently maintains a policy or policies of Directors and Officers Liability Insurance ("D & O Insurance"), covering certain liabilities which may be incurred by its directors and officers in the performance of their services for Corporation; and

         WHEREAS, recent developments with respect to the terms and availability of D & O Insurance and with respect to the application, amendment and enforcement of statutory and corporate indemnification provisions generally have raised questions concerning the adequacy and reliability of the protection afforded to directors and officers thereby; and

         WHEREAS, in order to resolve such questions and thereby induce Indemnitee to continue to serve as a director or officer (or both), Corporation has determined and agreed to enter into this contract with Indemnitee;

         NOW, THEREFORE, in consideration of Indemnitee's continued service as a director or officer (or both) after the date hereof, the parties hereto agree as follows:

         1. INDEMNITY OF INDEMNITEE. Without limiting any other provision herein, Corporation hereby agrees to hold harmless and indemnify Indemnitee to the full extent authorized or permitted by the provisions of the State Statute, or by any amendment thereof, or by any statutory provisions authorizing or permitting such indemnification that are adopted after the date hereof.

         2.      MAINTENANCE OF INSURANCE AND SELF-INSURANCE.

         (a) Corporation represents that it presently has in full force and effect the following D & O Insurance Policies (the "Insurance Policies"):

INSURER          POLICY NO.                AMOUNT           DEDUCTIBLE
- -------          ----------                ------           ----------
CNA              DOC 407 401 937           $15,000,000      $250,000 Corporation Retention

Subject only to the provisions of Section 2(b) hereof, Corporation hereby agrees that, so long as Indemnitee shall continue to serve as a director or officer of Corporation (or shall continue at the request of Corporation to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of fact that the Indemnitee was a director or officer of Corporation (or served in any of said other capacities), Corporation will make reasonable efforts to purchase and maintain in effect for the benefit of Indemnitee one or more valid, binding and enforceable policies of D & O Insurance providing, in all material respects, coverage at least comparable to that presently provided pursuant to the Insurance Policies.

         (b) Corporation shall not be required to maintain said policy or policies of D & O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the then directors of Corporation, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

         (c) In the event Corporation does not purchase and maintain in effect said policy or policies of D & O Insurance pursuant to the provisions of
Section 2(b) hereof, Corporation agrees to hold harmless and indemnify Indemnitee to the full extent of the coverage which would otherwise have been provided for the benefit of Indemnitee if the Insurance Policies were then in effect.

         (d) In the event of any material change in or termination of said policy or policies of D & O Insurance, Corporation shall notify Indemnitee within a reasonable time of such occurrence.

         3. ADDITIONAL INDEMNITY. Subject only to the exclusions set forth in Section 4 hereof, Corporation hereby further agrees to hold harmless and indemnify Indemnitee:

         (a) Against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation), to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Indemnitee is, was or at any time becomes a director, officer, employee or agent of Corporation, or is or was serving or at any time serves at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

         (b) Otherwise to the fullest extent as may be provided to Indemnitee by Corporation under the nonexclusivity provisions of the State Statute.

         4.      LIMITATIONS ON ADDITIONAL INDEMNITY.  No indemnity pursuant to
Section 3 hereof shall be paid by Corporation:

         (a) except to the extent the aggregate of losses to be indemnified thereunder exceeds the sum of $1,000 plus the amount of such losses for which the Indemnitee is indemnified either pursuant to Sections 1 or 2 hereof or pursuant to any D & O Insurance purchased and maintained by Corporation;

         (b) in respect of remuneration paid to Indemnitee if and to the extent it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

         (c) on account of any suit in which final judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of Corporation pursuant to the provisions of
Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto and the regulations thereunder, or similar provisions of any federal, state or local statutory law or regulation;

         (d) on account of Indemnitee's conduct that is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or

         (e) if a decision by a court having jurisdiction in the matter shall finally determine that such indemnification is not lawful.

         5. CONTINUATION OF INDEMNITY. All agreements and obligations of Corporation contained herein shall continue during the period Indemnitee is a director, officer, employee or agent of Corporation (or is serving at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee was a director or officer of Corporation or serving in any other capacity referred to herein.

         6. NOTIFICATION AND DEFENSE OF CLAIM. Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee will, if a claim in respect thereof is to be made against Corporation under this Agreement, notify Corporation of the commencement thereof; but the omission so to notify Corporation will not relieve it from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Indemnitee notifies Corporation of the commencement thereof:

         (a) Corporation will be entitled to participate therein at its own expense;

         (b) Except as otherwise provided below, to the extent that it may wish, Corporation will be entitled jointly with any other indemnifying party similarly notified to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from Corporation to Indemnitee of its election so to assume the defense thereof, Corporation will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her counsel in such action, suit or proceeding, but the reasonable fees and expenses of such counsel incurred after notice from Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by Corporation, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between Corporation and Indemnitee in the conduct of the defense of such action, or (iii) Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of Corporation. Corporation shall not be entitled to assume the defense of an action, suit or proceeding brought by or on behalf of Corporation or as to which Indemnitee shall have made the conclusion provided for in (ii) above; and

         (c) Corporation shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without his or her written consent. Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither Corporation nor Indemnitee will unreasonably withhold consent to any proposed settlement.

         7. REPAYMENT OF EXPENSES. Indemnitee agrees that Indemnitee will reimburse Corporation for all reasonable expenses paid by Corporation in defending any civil or criminal action, suit or proceeding against Indemnitee in the event and only to the extent that it shall be ultimately determined that Indemnitee is not entitled to be indemnified by Corporation for such expenses under the provisions of the State Statute, the ByLaws of Corporation, this Agreement or otherwise.

         8. ENFORCEMENT. Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on Corporation hereby in order to induce Indemnitee to continue as a director or officer (or both) of Corporation, and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity or capacities.

         If Indemnitee is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Corporation shall reimburse Indemnitee for all of Indemnitee's reasonable fees and expenses in bringing and pursuing such action.

         9. SEPARABILITY. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

         10.     GOVERNING LAW; BINDING EFFECT; AMENDMENT AND TERMINATION.
This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

         This Agreement shall be binding upon Indemnitee and upon Corporation, its successors and assigns, and shall inure to the benefit of Indemnitee, his or her heirs, personal representatives and assigns, and to the benefit of Corporation, its successors and assigns.

         No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                CONSOLIDATED STORES CORPORATION


/s/ Brady J. Churches            /s/ William G. Kelley
- -----------------               -----------------
Brady J. Churches               William G. Kelley, Chairman and
                                Chief Executive Officer

                                  Exhibit B
                                  ---------             January 31, 1993


                              1994 BONUS PROGRAM
                                  PRESIDENT

PLAN YEAR
- ---------
The plan year for the 1994 Bonus Program will be consistent with the fiscal accounting year for the Company; January 30, 1994 through January 29, 1995.

ELIGIBILITY
- -----------
The President is eligible to participate in the 1994 Bonus Program if hired or promoted to position before November 1, 1994 and employed on the date that bonus checks are distributed.

BONUS PROGRAM DESCRIPTION
- -------------------------
The 1994 Bonus Program is based upon the achievement of the Company financial plan. The TARGET BONUS is 75% of your base salary, which you will earn in bonus if the Company achieves its EPS plan (will be finalized at approximately 120% of 1993 EPS).

Bonus payouts will begin at 90% of planned EPS:


                % OF PLAN EPS           BONUS PAYOUT
                -------------           ------------
                      90%                    20%
                      91%                    28%
                      92%                    36%
                      93%                    44%
                      94%                    52%
                      95%                    60%
                      96%                    68%
                      97%                    76%
                      98%                    84%
                      99%                    92%
PLAN                 100%                   100%   MAXIMUM BONUS POTENTIAL


The BONUS PAYOUT will be multiplied by the TARGET BONUS to determine the actual percentage of salary that will be paid in bonus.

Any executive who is hired after November 1, 1994 will not be eligible to participate in the 1994 Bonus Program.

Eligible executives who are hired, promoted, transferred, demoted or absent on LOA for more than 60 days during the year, will have their bonus prorated for the actual amount of time spent in each position during the year.

Executives who terminate and rehire will receive a bonus prorated to the rehire date, unless the rehire date is less than 30 days from date of termination (reinstatement),if the rehire is less than 30 days from termination, the executive may be reinstated according to the policy in effect at that time with no impact on the bonus calculation.

Executives must be employed on the date that bonus checks are distributed to be eligible to receive a 1994 bonus payout. Associates who terminate, voluntarily or involuntarily, after the end of the fiscal year but prior to bonus check distribution, are not eligible to receive the 1994 bonus payout. Associates on LOA at the time of bonus payout will receive their 1994 earned bonus upon return to work.

Bonus payouts will be calculated as a percentage of the executive's annualized salary on January 29, 1995.

EFFECTIVE DATE
- --------------
The 1994 Bonus Program will be in effect for the 1994 fiscal year. The Company reserves the right to alter this plan in subsequent years.

                                                                    Exhibit C
                       CONSOLIDATED STORES CORPORATION
                 NON-QUALIFIED STOCK OPTION GRANT AGREEMENT

   CONSOLIDATED STORES CORPORATION, a Delaware Corporation (the "Company"), hereby grants to the individual named below (the "Optionee"), subject to and conditioned upon Optionee's acceptance of all the terms and conditions of the Consolidated Stores Corporation Executive Stock Option and Stock Appreciation Rights Plan (the "Plan"), the right to purchase (the "Option"), at the option of the Optionee, an aggregate of the number of shares of Common Stock (the "Number of Shares") listed below, par value $.01 per share, of the Company upon the following terms and conditions:

 (NOTE: THIS GRANT MUST BE SIGNED   DATE OF GRANT: 08/17/93
   AND RETURNED TO THE COMPANY AT
   THE FOLLOWING ADDRESS:)          NUMBER OF SHARES: 100,000.00

CONSOLIDATED STORES CORPORATION     OPTION PRICE: $17.2500
DEPARTMENT 918
ATTN: STOCK OPTION ADMINISTRATOR
300 PHILLIPI ROAD
COLUMBUS, OHIO 43228

EXERCISABILITY OF OPTION: This option will become exercisable in increments according to the schedule below, and the Option shall be exercisable only to the extent that it is vested. Vesting is always subject to all other Plan requirements being satisfied.

Shares           Vesting Date             Expiration Date
20,000.00          08/17/94                   09/17/03
20,000.00          08/17/95                   09/17/03
20,000.00          08/17/96                   09/17/03
20,000.00          08/17/97                   09/17/03
20,000.00          08/17/98                   09/17/03


   Optionee hereby accepts this Option subject to all the terms and provisions of the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan. Optionee acknowledges receipt of a copy of the Plan, as in effect on the Date of Grant.

Accepted as of 8/18/93              CONSOLIDATED STORES CORPORATION
               -------
"Optionee",
                                    By: /s/ William G. Kelley
                                        ---------------------
                                        William G. Kelley
/s/ Brady Churches                      Chairman
- ------------------
Brady Churches
Dept. 800602